Exhibit 99.1

February 24, 2006

President’s Letter to Shareholders

This letter to our shareholders is intended to provide more specific information regarding the development of our technologies and what we expect to accomplish in 2006 and beyond. We suggest you periodically visit our website at www.oragenics.com and review our press releases and SEC filings to obtain updates regarding our progress. I also wish to thank our shareholders for their financial support and patience. The last several filings have been necessarily cautious, and so I wanted to share an update of our science, and what we are doing to advance each product and hopefully create value for you our shareholder. This letter should be read in conjunction with the Company’s 10-KSB for 2005.

As previously stated to you, Oragenics was incorporated to discover and develop life altering and innovative health solutions, and thereby create value for our customers and our shareholders. Our product opportunities offer unique and proprietary approaches to health concerns with very substantial market potential. We plan to continue to move forward with our product development plans for our three proprietary lead technologies:

•	SMaRT™ replacement therapy
•	MU 1140™ antibiotic
•	Probiora 3™

SMaRT™ Replacement Therapy

SMaRT™ replacement therapy is a unique approach to prevent tooth decay. Tooth decay results when certain bacteria in the mouth produce acids that can dissolve tooth enamel. SMaRT™ replaces the disease-causing bacteria in the mouth with a virtually identical bacteria strain that does not cause tooth decay. In 2005, we initiated a Phase I clinical trial to ascertain the safety of our product using a strain of our bacteria (A2JM) that utilized an additional compound not found in normal diets to remain active.

As we have previously noted, we have had slower than expected patient recruitment due to the strict entry criteria developed for this clinical trial. However, the limited human testing to date is encouraging. We communicated our results, and recruitment problem, to the FDA in January 2006 and discussed establishing a new Phase 1 trial with A2JM that would allow us to enroll healthy male subjects in an institutionalized, 12-day study with a 2-month follow-up phase. Based on their comments, we plan to re-submit a new protocol to the FDA and while there can be no assurances we expect to begin this second trial in the second quarter of 2006.

In December 2005, we entered into a consulting agreement with Dr. Raman Bedi, the former Chief Dental Officer of England and a leading oral health authority. He immediately enlisted three global dental experts to join our international scientific advisory board: Dr. Brian Mouatt of the United Kingdom, Dr. Ayyaz Khan of Pakistan, and Dr. Hari Parkash of India, and has also begun identifying strategic alliances in Asia and Middle East. These efforts by Dr. Bedi are expected to result in a global strategy for conducting clinical trials for SMaRT™ replacement therapy. We currently plan to initiate multi-center clinical trials outside the United States in late 2006 or early 2007. These trials are expected to be designed so that data collected would be shared with the FDA.

MU 1140™ Antibiotic

Resistance to antibiotics is of growing concern to the medical community. Our laboratory studies have shown that MU 1140™ (mutacin 1140) is active against essentially all Gram-positive bacteria tested, that it has a unique mode of action and none of the tested bacteria has been able to develop resistance to it.  By mid-2005 we made significant breakthroughs in the cost-effective manufacture and purification of MU 1140™ and initiated pre-clinical studies.

During the next two months, we plan to conduct two preclinical studies with MU 1140™, utilizing independent testing labs, that will provide information on Tier 2 spectrum of activity against clinically important Gram-positive bacteria and the effectiveness in a drug resistant Staphylococcus aureus infected animal model system. If these studies are successful, we expect to complete additional animal safety trials, file an Investigational New Drug application (“IND”) with the FDA and begin a Phase I clinical study late in the fourth quarter of 2006. Because of the wide spread interest in new antibiotics that are effective against multiple drug resistant infections, continued positive results with MU 1140™ could attract a potential licensing partner within the next 18 months to undertake the completion of clinical trials and the commercialization of MU 1140™.

Probiora 3™

Probiora 3™ is an oral probiotic product intended to maintain periodontal and dental health. Probiotics are live microorganisms that confer health benefits to the host when administered in adequate amounts. For example, yogurt containing live Lactobacillus cultures is a probiotic. In Probiora 3™, our researchers identified three natural strains of oral bacteria that provide significant protection against the causative organisms of periodontal disease and tooth decay.

European and Asian companies have signaled their intent to establish a licensing agreement with us, while another potential partner is completing a laboratory evaluation of the product before moving forward with possible licensing discussions. We expect to initiate a human trial within the next two months to support product claims for Probiora 3™.  While there can be no assurances, this study should be completed by early in the third quarter of 2006. If successfully developed and commercialized, we believe Probiora 3™ will be the first proven probiotic to be marketed for the maintenance of oral health.

General Corporate and Financial News

In July 2005, I took over as President and CEO of Oragenics when Chuck Soponis retired. In December 2005, Chuck also resigned from our Board of Directors and was replaced by George Hawes, a seasoned businessman. As CEO, I implemented a cost restructuring plan that significantly reduced our expenditures. While painful, this restructuring reduced our normal monthly burn by approximately 50% to $175,000. We believe that we have now achieved that delicate balance which all biotechnology companies seek of advancing lead programs fast enough to meet milestones without an unreasonably high operating budget.

In December 2005 we completed a financing round that raised $1.175 million. That investment has been followed by another round of equity financing in February 2006 which upon closing raises an additional $600,000, of which more than half the amount raised was provided by four of our directors. These investments have signaled an increasing level of confidence by the investment community and have allowed us to maintain operations and advance the development of our technologies. These financings also provide warrants that entitle the investor to purchase stock at $0.60 per share. Based on stock trading prices, these warrants are callable by us and, if fully exercised, would provide an additional $2.66 million to Oragenics. Nevertheless, management will continue to seek additional funding opportunities for the second half of 2006, to sustain our development plans as well as the projected costs of clinical trials for our three lead technologies.

In other initiatives, I granted a phone interview to Wall Street Transcript on January 19th, which will be published at the end of February in a special biotech issue. Both Dr. Hillman and I were interviewed for an article about Oragenics to appear in the AUTM in March. This is a magazine for university technology managers and business executives who manage intellectual property. Dr. Hillman gave a video interview on January 23rd to an independent production company from Orlando that produces health spots that are distributed to several hundred local TV stations for airing during news hours. Lastly, and perhaps most significantly, we have retained J.M. Dutton (at www.jmdutton.com) to produce investment research on the company for the institutional investor and the public. We expect their first research report on the Company to be completed by April 30th. The Company expects to participate in Dutton’s Health Care Conference held in San Francisco at the end of May. It is anticipated that the audience will be comprised of a strong group of biotech investors.

We believe 2005 has been a turn-around year for Oragenics, as we completed a strategic restructuring plan and refocused our efforts on product development and regulatory approval. I would like to thank our staff and our management team for their loyalty and resolve to achieve our goals. Today, there is tremendous enthusiasm and optimism at Oragenics because of the potential of the products we are developing and their increasing stage of maturity. Again, I want to thank you for your interest in Oragenics and if you have further questions, please call me at 386-418-4018 x222 or Paul Hassie at 386-418-4018 x232.

Sincerely,

Robert T. Zahradnik
President & Chief Executive Officer

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe," "expect," "anticipate," "intend," "estimate," "project" and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-QSB, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.